FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
                                                           Mattel, Inc.
                                                           (310) 252-3521



                   MATTEL PROPOSES MERGER WITH HASBRO
                   ----------------------------------


         LOS ANGELES, January 24, 1996 -- Mattel, Inc. announced today that John W. Amerman, chairman and chief executive officer of Mattel, has sent a letter to Alan G. Hassenfeld, chairman and chief executive officer of Hasbro, Inc., following a rejection by the Hasbro board of directors of Mattel's proposal for a combination of the two companies.

         Under the terms of Mattel's proposal, Mattel and Hasbro would be merged to form a new entity, with Hasbro shareholders receiving 1.67 shares in the merged entity for each outstanding Hasbro share. Each Mattel share would receive one share in the new entity. Hasbro shareholders would receive approximately a 73 percent premium over the price at which Hasbro shares closed on January 23, 1996. This translates into a premium of over $2.2 billion to Hasbro shareholders, for a total transaction value of approximately $5.2 billion.

         The letter follows a series of discussions between the two companies beginning last April, in which they explored the numerous benefits which such a combination could bring, in terms of increased shareholder value, economies of scale, more efficient manufacturing, and stronger international marketing, among others. Mattel believes that the combined entity would achieve minimum savings of $100 million, after tax, in the first full year alone, and based on analyst estimates for 1995, the merger would be accretive to earnings.



                                -more-

2-2-2-2-2



         Mr. Amerman's letter says that Mattel rejects the conclusion of the Hasbro Board that the antitrust authorities would likely bar the merger after a prolonged regulatory delay. The letter states that Mattel is only prepared to proceed on a negotiated basis, and by making its proposal public Mattel hopes that Hasbro shareholders will communicate to the Hasbro board their strong desire for this transaction.

         The complete text of Mr. Amerman's letter to Mr. Hassenfeld and the board of directors of Hasbro follows:


                                                     January 24, 1996


Mr. Alan G. Hassenfeld
Chairman of the Board, President
 and Chief Executive Officer
HASBRO, Inc.
1027 Newport Avenue
Pawtucket, Rhode Island  02862

Dear Alan:

         I am disappointed that the Hasbro Board rejected our proposal for a common stock merger of Mattel and Hasbro. By virtue of the 1.67 to 1 exchange ratio we proposed, Hasbro shareholders would have received a 73% premium for their shares, which would have translated into a premium of over $2.2 billion based on the closing of our respective common shares on January 23, 1996.

         I feel even more strongly today that the quality core products we market are very complementary to each other. Further, a combination of our companies would create a financially strong and diversified entity which could achieve consistent, sustainable profit growth as a result of greater economies of scale, more efficient manufacturing and stronger international marketing.

         Your representatives concurred that a merger would create an outstanding company and enhance the value of our respective shareholders' investments. Based upon the range of earnings estimates generally expressed by the financial community for both companies: $1.57 - $1.60 per share for Mattel and $1.90 - $1.95 for Hasbro for 1995; and assuming savings upon combining the two companies of $100 million in the first full year alone, the transaction would be accretive to the per share earnings of the merged company. What is particularly disconcerting is that it appeared we had an understanding with your representatives on the essential business and personnel issues.


                                -more-

3-3-3-3-3



         We have studied with antitrust experts the potential issues that might arise with the combination of our companies, including concerns expressed by your representatives. We are satisfied that any potential antitrust issues can be resolved without affecting the significant benefits that will be realized by the combined entity. Accordingly, we reject your Board's conclusion that the antitrust authorities would likely bar the merger after prolonged regulatory delay. We are still willing to protect Hasbro with a $100 million payment if the merger were not consummated, despite our best efforts, for antitrust reasons. We would not have made our merger proposal, and our antitrust termination payment offer in particular, if we did not believe that antitrust issues could be resolved by our working together.

         As you know, we are only prepared to proceed on a negotiated basis. I hope that by making our proposal public, Hasbro shareholders will communicate to your board their strong desire for this transaction. Based on our discussions since last April and during the last several days, I am even more convinced of the merits, benefits and logic of this merger. I believe that the shareholders of Hasbro and Mattel and the other constituents of both companies will agree with me.

         The ultimate decision obviously remains with you and your Board. With all of the benefits of this combination, and particularly the premium to Hasbro shareholders, I hope you will reconsider your position. Our desire is to create a company that would provide the best possible future for the employees, customers, shareholders and consumers of both Hasbro and Mattel.

         We remain ready to promptly negotiate definitive agreements to implement the merger we proposed.


                                     Sincerely yours,

                                     MATTEL, INC.


                                     John W. Amerman
                                     Chairman of the Board and
                                      Chief Executive Officer


cc: Hasbro Board of Directors




                                -###-